UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2014

NIC Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26621 (Commission File Number)	52-2077581 (I.R.S. Employer Identification No.)

25501 West Valley Parkway, Suite 300
Olathe, Kansas 66061
(Address of principal executive office)(Zip Code)

(877) 234-3468
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The stockholders of NIC Inc. (the “Company”) approved the 2014 Amended and Restated Stock Compensation Plan (an amendment and restatement of the 2006 Amended and Restated Stock Option and Incentive Plan) (the “Plan”) at the Company’s annual meeting of stockholders held on May 6, 2014 (the “2014 Annual Meeting”).  The amendment and restatement (i) increased the number of shares available for issuance under the Plan by 1,538,469, bringing the total number of shares available for future issuance for new awards to five million (5,000,000), (ii) extended the term of the Plan, and (iii) provided for substitute awards in connection with mergers or similar corporate events or transactions that will not count against the Plan’s share limitations.

A brief summary of the Plan, as amended, is included in Proposal No. 2 of the Company’s Proxy Statement filed with the SEC on March 21, 2014 (the “Proxy Statement”), which description is incorporated in its entirety herein by reference.  The summary contained in the Proxy Statement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Plan, as amended, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 5.07            Submission of Matters to a Vote of Security Holders

(a - b)  At the 2014 Annual Meeting, Company stockholders voted on four proposals and cast their votes as described below.  The proposals are described in the Company’s Proxy Statement.

Proposal 1

The following directors were elected to serve until the 2015 Annual Meeting of Stockholders and until their successors are elected and qualified as set forth below:

Name	For	Withheld	Broker Non-Votes
Harry H. Herington	52,669,805	2,254,028	8,123,339
Art N. Burtscher	54,411,568	512,265	8,123,339
Daniel J. Evans	52,570,558	2,353,275	8,123,339
Karen S. Evans	53,820,969	1,102,864	8,123,339
Ross C. Hartley	33,501,638	21,422,195	8,123,339
C. Brad Henry	54,018,239	905,594	8,123,339
Alexander C. Kemper	52,655,452	2,268,381	8,123,339
William M. Lyons	53,821,249	1,102,584	8,123,339
Pete Wilson	52,570,562	2,353,271	8,123,339

The Company notes that holders of approximately 40% of outstanding shares that voted cast a “WITHHOLD” vote for Ross C. Hartley. The Company believes that most of these votes were likely cast as a result of a report by Institutional Shareholder Services (“ISS”) recommending a “WITHHOLD” vote for Mr. Hartley. This recommendation was based on ISS’s determination that Mr. Hartley is an “affiliated outside director” because he participated in the founding of the Company over 20 years ago and served as an officer of a subsidiary of the Company in the 1990s. It is the policy of ISS that “affiliated outside directors” should not serve on the Company’s independent board committees. In its discussions with ISS, the Company learned that although former Section 16 officers of a company lose affiliated outside director status after five years, Mr. Hartley will always be treated by ISS as an affiliated outside director, even though his service as a founder of the Company and an officer of a subsidiary of the Company ended over fifteen years ago.

The Company disagrees with the recommendation of ISS. The Board of Directors has determined that Mr. Hartley is “independent” as defined in the listing standards of the NASDAQ Stock Market and the rules of the SEC. The Company believes that Mr. Hartley is not biased in carrying out his responsibilities as a committee member as a result of his prior service to the Company. Mr. Hartley has served as a member of the Corporate Governance and Nominating Committee for three years. The Board believes Mr. Hartley provides unique value to the Company as a member of the Corporate Governance and Nominating Committee and he will continue to serve on this committee.

Proposal 2

Company stockholders approved the 2014 Amended and Restated Stock Compensation Plan (an amendment and restatement of the 2006 Amended and Restated Stock Option and Incentive Plan) as set forth in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders, as set forth below:

For	Against	Abstentions	Broker Non-Votes
50,652,841	4,062,173	208,819	8,123,339

Proposal 3

Company stockholders approved on an advisory basis the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders, as set forth below:

For	Against	Abstentions	Broker Non-Votes
53,936,803	777,245	209,785	8,123,339

Proposal 4

Company stockholders ratified the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014 as set forth below:

For	Against	Abstentions	Broker Non-Votes
57,664,821	5,376,933	5,418	0

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.         Description

10.1                      NIC Inc. 2014 Amended and Restated Stock Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NIC INC.

By:	/s/ William F. Bradley, Jr.
William F. Bradley, Jr. Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Date:  May 8, 2014

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	NIC Inc. 2014 Amended and Restated Stock Compensation Plan